Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Acquires Nova Technology Corporation
HOUSTON, Texas — January 31, 2006. Baker Hughes Incorporated (BHI — NYSE; EBS) announced today that it has acquired Nova Technology Corporation (“Nova”) of Broussard, Louisiana for approximately $70 million in cash and assumed debt. Nova is a leading supplier of permanent monitoring, chemical injection systems, and multi-line services for deepwater and subsea oil and gas well applications and has contracts in the Gulf of Mexico, West Africa, Sakhalin Island and Brazil.
“The acquisition of Nova supports our focus on providing the industry’s best-in-class production optimization technologies and services,” said Rod Clark, Baker Hughes President and COO. “Nova’s product lines are expected to complement the broad permanent monitoring capabilities of Baker Hughes’s QuantX Wellbore Instrumentation products and services and the fiber optic technologies provided by our Luna Energy unit. The installation of permanent monitoring and chemical injection systems will be used to assist operators in managing their production and reservoir systems to accelerate production and increase hydrocarbon recovery.”
Forward Looking Statements
This news release (and any oral statements) may contain forward-looking statements within the meaning of Section 27A or the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Additional information and risk factors are contained in our Form 10-K for the fiscal year ended December 31, 2004 and other filings with the SEC about the risks and uncertainties that could cause actual results to be different. The company’s SEC filings can be viewed at http://www.bakerhughes.com. The company assumes no responsibility to update any of the information referenced in this news release.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS